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                                                                     EXHIBIT 2.7


                                CONTRACT OF SALE


         This Contract of Sale (the "Contract") is made as of August 13, 2003 (the "Effective Date") by and among Mr. Glenn Donnelly, a resident of the State of New York ("Seller"), Boundless Motor Sports Racing, Inc., a Colorado corporation ("Parent"), and Boundless Track Operations, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent ("Purchaser").

                                   WITNESSETH:

         WHEREAS, Seller desires to sell, and Purchaser desires to purchase, that certain land described on Exhibit A attached hereto (the "Real Property"), together with all appurtenances thereon or in anywise appertaining thereto and such other assets listed on Exhibit B attached hereto (the "Personal Property" and together with the Real Property, the "Property"); and

         WHEREAS, Parent, a publicly-held corporation, is planning to undertake an offering of $5,000,000 or more of its common stock ("Parent Stock") in either a private placement or public offering (the "Offering").

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I
                      SALE OF THE PROPERTY; PURCHASE PRICE

         1.1 PURCHASE AND SALE OF THE PROPERTY. Subject to and upon the terms and conditions contained herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all security interests, liens, claims and encumbrances and Purchaser shall purchase, accept and acquire from Seller, the Property.

         1.2 PURCHASE PRICE.

               (a) PURCHASE PRICE. The total purchase price for the Property shall be $4,300,000 (the "Purchase Price"), fifty percent (50%) of which shall be due and payable at the Closing (as hereinafter defined) by wire transfer of immediately available funds to the account designated in writing by Seller (the "Cash Consideration"), and the remaining fifty percent (50%) of which shall be due and payable in shares (the "Shares") of Parent Stock (valued at the per share price paid in the Offering (the "Equity Consideration).

               (b) ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Real Property and the Personal Property as set forth in
Schedule 1.2, such allocation to be made as provided in Section 1060 of the Internal Revenue Code of 1986 (the "Code"). Purchaser and Seller shall each file Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis reporting the allocation of the Purchase Price consistent with the allocation in
Schedule 1.2. Purchaser and Seller shall file on a timely basis any amendments required to such Form 8594 as a result of a subsequent increase or decrease of the Purchase Price. Purchaser and Seller shall not take any position on their respective income tax returns that is inconsistent with the allocation of the



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Purchase Price as agreed to in Schedule 1.2. Purchaser and Seller shall each indemnify, defend and hold harmless the other party from and against any and all claims, losses, liabilities, damages, costs and expenses that may be incurred as a result of the failure to file Form 8594, the failure to file such Form 8594 on a timely basis or the failure to file its income tax return on a basis as required by this Section 1.2.

                                   ARTICLE II
                                TITLE AND SURVEY

         2.1 TITLE/CLOSING DOCUMENTS.

               (a) Seller shall provide to Purchaser, or Purchaser's attorney, reasonably prior to the date of Closing, the following documents in connection with the sale: (i) Warrant Deed with lien covenants; (ii) guaranteed forty (40) year Abstract of Title evidencing marketable title; (iii) certified ten (10) year tax search(es), copies of current bills and receipts for payment of real estate taxes; (iv) current map of instrument survey prepared by a license Land Surveyor and certified as required by Purchaser, with all corners permanently staked and visibly marked; (v) Transfer Gains Tax Affidavit (Form TP-584); and
(vi) Real Property Transfer Report (Form RP5217).

               (b) At the Closing, Seller shall execute and deliver to Purchaser the Deed, Transfer Gains Tax Affidavit, Real Property Transfer Report, and all other documents reasonably required by Purchaser or Purchaser's lender. The Seller shall pay for the Abstract of Title with current re-date, tax search(es), survey, filing of survey map (if applicable), revenue stamps on Deed, recording Discharge of mortgage, and filing of Transfer Gains Tax Affidavit, and the Purchaser shall pay for the Abstract of Title closing re-date, filing of Real Property Transfer Report, recording of Deed and Mortgage, and all mortgage-related expenses.

               (c) At Closing, Seller shall transfer to Purchaser good and marketable title to the Premises, subject to building and use restrictions of record and governmental laws, regulations and/or ordinances (provided that the same are not violated), utility and/or drainage easements benefiting the Real Property and permitted pursuant to FNMA/FHLMC title standards, and taxes for local improvements not yet due. Otherwise such title shall be free and clear from the rights of others unless set forth herein.

         2.2 SURVEY. Seller shall, as soon as possible, cause to be prepared and furnished to Purchaser and the Title Company (if any) a current or recertified survey (the "Survey") of the Property, prepared by a Registered Public Surveyor or Professional Engineer acceptable to Purchaser. The Survey shall be dated after the Effective Date, shall include a legal description of the Property (which shall be deemed incorporated in this Contract and shall be used in the Abstract of Title and the deed to Purchaser), shall accurately show the location and dimensions of all encroachments, uses (including the location of all highways, streets, roads, easements, alleys and rights-of-way upon or adjacent to the Property) and encumbrances which are visible on the ground or listed on the Abstract of Title (identifying each by volume and page reference, if applicable), shall recite an exact area of the Property, shall accurately show the nearest location of all utilities (including electricity, natural gas, water, sanitary and storm sewer and telephone) within a one thousand foot (1,000') radius of the Property, shall show any and all building set-back lines, shall set forth the elevation of the Property in one foot topographical contour line increments, and shall



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contain a certificate specifically addressed to both Purchaser and the Title
Company (if any) in the following form:

                  "The undersigned hereby certifies to [Purchaser], [Title Company] that this survey is true and correct and: (i) was made on the ground in accordance with the field notes shown hereon and correctly shows the boundary lines and dimensions and area of the land indicated hereon and each individual parcel thereof indicated hereon; (ii) correctly shows the location of all improvements and visible items on the subject Property; (iii) correctly shows all required set-back lines; and (iv) correctly shows the location and dimensions of all alleys, streets, roads, rights-of-way, easements, building set-back lines and other matters of record of which the undersigned has been advised affecting the subject Property according to the legal description in such easements and other matters (with instrument, book and page number indicated); (v) except as shown, there are no visible easements or uses, rights-of-way, party walls, conflicts, improvements or other matters of record of which the undersigned has been advised affecting the subject property, there are no visible encroachments on adjoining premises, streets or alleys by any of said buildings, structures or other improvements, there are no visible encroachments on the subject property by buildings, structures or other improvements situated on adjoining property, and there are no visible encroachments on any easements located on the subject property by any improvements situated on the subject property; (vi) the distance from the nearest intersecting street and road is as shown hereon; (vii) the elevation of the subject Property is as shown hereon; (viii) that [the subject
         Property contains        gross square feet and         net square feet
         and that] no portion of the subject property lies within any area designated on a Federal Flood Insurance Rate Map or Flood Hazard Boundary Map as having special flood hazards, "flood plain" or other "flood hazard" area except as shown on this survey; and (ix) this survey conforms to the current Texas Society of Professional Surveyors Standards and Specifications for a Category 1A, Condition II Survey."

         The certification for the property description and the map or plat shall be signed by the Surveyor and bear a current date, registration number and seal. The Survey must be satisfactory to the Title Company so as to permit it to amend the area and boundary exception in the Owner Policy of Title Insurance to be issued to Purchaser as required herein. Seller shall provide the surveyor with a copy of this Section 2.2 when the Survey is ordered. For the purposes of this Contract the term "net square feet" shall mean the number of square feet contained within the boundary lines of the Property exclusive of all land lying within the bed of any and all existing or proposed streets, roads, highways, alleys, rights-of-way, easements, encroachments, ponds, watercourses and areas designated as special flood hazard areas by any governmental agency and all land being within any area designated by the Corps of Engineers or any other entity as being in any way restricted with respect to the development of improvements.

         2.3 REVIEW OF TITLE AND SURVEY. Purchaser shall have a reasonable period of time (the "Review Period") ending [fifteen (15)] days after the date on which Purchaser receives the last to be received of (i) the Commitment, (ii) legible true copies of all instruments referred to in the Commitment, or (iii) the Survey, in which to notify Seller of any objections Purchaser has to any matters shown or referred to in the Commitment or on the Survey. Any title encumbrances or



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exceptions which are set forth in the Commitment or on the Survey, and to which
Purchaser does not object within the Review Period, shall be deemed to be permitted exceptions to the status of Seller's title (the "Permitted Exceptions"). None of the exceptions prohibited in Section 2.l above shall be Permitted Exceptions.

         2.4 OBJECTIONS TO STATUS OF TITLE. In the event that Purchaser shall object to the status of Seller's title during the Review Period, Seller shall have thirty (30) days from delivery of Purchaser's objections within which to satisfy Purchaser's objections or to deliver to Purchaser, at Seller's expense, an Owners Policy of Title Insurance, showing no defects in title. In the event Seller shall be unable to satisfy Purchaser's objections within such thirty (30) day period, Purchaser shall have the option, on or before the Closing Date, to
(i) extend the deadline for Closing until such defects have been cured, whichever first occurs, (ii) waive Purchaser's objections and purchase the Property as otherwise contemplated in this Contract, notwithstanding such objections, in which event the subject matter of such waived objections shall become Permitted Exceptions, and Seller shall convey the Property to Purchaser by the deed referred to in Section 7.1(a)(1) hereof, subject to the Permitted Exceptions, or (iii) terminate this Contract, which shall be a Permitted Termination as provided in Section 10.1 hereof.

                                  ARTICLE III
                           INVESTIGATION BY PURCHASER

         3.1 MATTERS TO BE SUBMITTED. Within [ten (10)] days from the Effective Date, Seller shall deliver to Purchaser, at Seller's sole cost and expense, the following items (hereinafter referred to as the "Submission Matters"):

               (a) copies, certified by Seller to be true and correct, of all real property tax bills and tax searches with respect to the Property since the inception of Seller's ownership thereof, together with those for the current property tax year, to the extent then available with respect to the current tax year, and a statement by Seller as to whether or not any taxing authority has given notice to Seller of intent to effect a change in the assessed value or basis for levy of taxes with respect to the Property indicated in such bills;

               (b) a written statement from the appropriate municipal authority, if any, providing the current zoning classification of the Property;

               (c) copies of any leases affecting the Property;

               (d) copies, if any, of any development plans or studies, drainage studies, site plans, and soil and substrata studies;

               (e) a current "Phase I" environmental site assessment of the Property prepared by an environmental audit or research firm acceptable to Purchaser; and

               (f) copies of all other information in Seller's possession which is in any way connected with the ownership or use of the Property or any part thereof.

         3.2 EXAMINATION OF SUBMISSION MATTERS. Purchaser shall have a reasonable period of time (the "Inspection Period") from the last to occur of
(i) the Effective Date, or, (ii) the day



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following the date on which all of the Submission Matters shall have been submitted to Purchaser to examine the Submission Matters.

         3.3 PHYSICAL INSPECTION. Purchaser shall have until the end of the Inspection Period to physically inspect the Property, and Purchaser or Purchaser's authorized representative shall have the right from and after the Effective Date to enter upon and make tests on the Property, which tests may include soil analysis and core drilling. Purchaser shall repair any physical damage occasioned to the Property as a result of such tests.

         3.4 APPROVAL OF INSPECTIONS. The obligations of Purchaser pursuant to this Contract are expressly conditioned and contingent upon Purchaser's satisfaction with and approval of the Submission Matters and the results of all inspections made by Purchaser pursuant to the provisions of this Article III within the time periods specified herein, such satisfaction and approval to be in the sole and absolute discretion of Purchaser. In the event of disapproval by Purchaser of the results of one or more of such inspections and inquiries, or if Purchaser for any other reason determines that Purchaser does not want to purchase the Property, this Contract shall at the election of Purchaser be terminated upon written notice to Seller on or before the end of the Inspection Period, which shall be a Permitted Termination as provided in Section 10.1 hereof.

                                   ARTICLE IV
                      SELLER REPRESENTATIONS AND WARRANTIES

         Seller represents and warrants to Purchaser and Parent as of the Effective Date and as of the Closing Date that:

         4.1 VALIDITY. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Seller and constitute or will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         4.2 NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under any agreement, indenture or other instrument under which Seller is bound or to which any of the Property is subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of the Property, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Seller or the Property. Seller has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports.

         4.3 CONSENTS. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Seller.



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         4.4 TITLE.

               (a) REAL PROPERTY. Seller has good, valid and indefeasible title to all the Real Property. Upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and marketable title to the Real Property free and clear of all liens, claims and encumbrances. There is no pending condemnation or similar proceeding affecting the Real Property or any portion thereof, and Seller has not received any written notice and has no knowledge that any such proceeding is contemplated.

               (b) PERSONAL PROPERTY. Seller has good, valid and marketable title to all the Personal Property. Upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and marketable title to the Personal Property free and clear of all security interests, liens, claims and encumbrances.

         4.5 TAXES.

               (a) NO PENDING DEFICIENCIES, DELINQUENCIES, ASSESSMENTS OR AUDITS. No tax deficiency or delinquency has been asserted against Seller or the Property. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of Seller that could be asserted by any taxing authority against the Property. The Property has at all times been fully assessed at its fair market value for ad valorem and other tax purposes, and as a result is not subject to assessment or collection of additional taxes for prior years based upon a change in land usage or ownership. All ad valorem taxes on the Real Property except those for the year of Closing have been paid in full; there is no taxing authority audit of Seller pending or threatened.

               (b) NO EXTENSION OF LIMITATION PERIOD. Seller has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

               (c) FOREIGN PERSON. Seller is not a foreign person, as such term is referred to in Section 1445(b)(2) of the Code and Purchaser is not required to withhold from Seller, pursuant to the federal tax law, any of the consideration to be paid for the Property pursuant to this Contract.

         4.6 COMPLIANCE WITH LAWS. There are no existing violations by Seller of any federal, state or local law or regulation that could affect the Property.

         4.7 FINDER'S FEE. Except for a five percent (5%) commission payable by Seller to Jumpstart LLC, Seller has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         4.8 LITIGATION. There are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of Seller threatened, against or affecting, or that could affect, Seller, any of the Property and Seller does not know of any basis for any such action, proceeding or investigation nor, to the knowledge of Seller, is any such action, suit, proceeding or claim threatened or being asserted; and there is no proceeding pending or presently being prosecuted for the reduction of the assessed valuation or taxes or other impositions payable in respect of any portion of the Property.


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         4.9 ACCURACY OF INFORMATION FURNISHED. All information furnished to
Purchaser and Parent by Seller hereby or in connection with the transactions contemplated hereby is true, correct and complete in all respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

         4.10 CONDITION OF FIXED ASSETS. All of the plants, structures and equipment included in the Property are in good condition and repair for their intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.

         4.11 ENVIRONMENTAL MATTERS.

               (a) ENVIRONMENTAL LAWS. Neither Seller nor any of the Property is currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called "Environmental Laws"), including without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended from time to time ("CERCLA") (including without limitation as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and regulations promulgated under CERCLA, (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), as amended from time to time ("RCRA"), and regulations promulgated thereunder, and (iii) statutes, rules or regulations, whether federal, state or local, relating to asbestos or polychlorinated biphenyls, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Property.

               (b) USE OF ASSETS. To the best knowledge of Seller, the Property has never been used in a manner that would be in violation of any of the Environmental Laws, including without limitation CERCLA, RCRA, or any similar state laws.

               (c) PERMITS. Seller has not obtained and is not required to obtain, and Seller has no knowledge of any reason Purchaser will be required to obtain, any permits, licenses or similar authorizations to construct, occupy, operate or use the Property or any buildings, improvements, fixtures and equipment on the Property by reason of any Environmental Laws.

               (d) SUPERFUND LIST. To the best knowledge of Seller, the Property is not on any federal or state "Superfund" list or subject to any environmentally related liens.

         4.12 UTILITIES. Any and all utilities (i.e., water, storm and sanitary sewer, gas, electricity and telephone) required for the operation of a commercial development on the Real Property are available to the Real Property through adjoining public streets or if they pass through adjoining private land, do so in accordance with valid public or private easements which will inure to the benefit of the Purchaser; and all of said utilities are installed and capable of becoming operational at no cost to Purchaser other than payment of nominal "hook-up" or "tap-in" fees or charges.

         4.13 ACCESS TO REAL PROPERTY. There are adequate means of ingress and egress for vehicular and pedestrian traffic, to and from the Real Property and each adjoining street, road or



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highway. All routes of ingress and egress to and from the Real Property, to the extent they pass through adjoining land, do so in accordance with valid public or private easements which will inure to the benefit of the Purchaser.

         4.14 INFORMATION FURNISHED TO SELLER. Seller has been provided with, and is familiar with, the financial and other information regarding the business and operations of Parent that Seller deems necessary for evaluating the merits and risks of the transactions contemplated by this Agreement. Seller is knowledgeable and experienced in financial and business matters and are capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

         4.15 INVESTMENT PURPOSES. Seller is acquiring the Shares for investment purposes and not with a view toward resale or distribution thereof, and have no present intention of selling, granting any participation in, or otherwise distributing the Shares.

         4.16 RESTRICTED SECURITIES. Seller understands that the Shares will be issued by Parent pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and are characterized as "restricted securities" under the Securities Act and may be resold without registration under the Securities Act only in limited circumstances. In connection with the foregoing, Seller is familiar with Rule 144 and understand the resale limitations imposed thereby on the Shares.

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

         Purchaser and Parent, jointly and severally, represent and warrant to Seller as of the Effective Date and as of the Closing Date that:

         5.1 ORGANIZATION AND GOOD STANDING; QUALIFICATION. Purchaser and Parent are each corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation, with all requisite corporate power and authority to carry on the businesses in which they are engaged, to own the properties they own, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Purchaser and Parent are each duly qualified and licensed to do business and are in good standing in all jurisdictions where the nature of their businesses makes such qualification necessary, except where the failure to be qualified or licensed would not have a material adverse effect on the business of Purchaser or Parent, taken as a whole.

         5.2 AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Purchaser and Parent of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser and Parent. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Purchaser and Parent and constitutes or will constitute legal, valid and binding obligations of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         5.3 NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated




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hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Certificate or Articles of Incorporation or Bylaws of Purchaser or Parent or any agreement, indenture or other instrument under which Purchaser or Parent is bound or any of the assets of Purchaser or Parent are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of the assets of Purchaser or Parent, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or Parent or the assets of Purchaser or Parent. Purchaser and Parent has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports.

         5.4 CONSENTS. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Purchaser or Parent.

         5.5 FINANCIAL AND RELATED INFORMATION. Purchaser was formed with the intent to acquire motor sport race tracks and racing operations and in connection therewith, conduct the Reverse Merger and Offering. To date, Purchaser has had limited operations. Parent is a publicly-traded corporation with no operations. Parent has furnished to Shareholder copies of all filings made by Parent with the Securities and Exchange Commission under the Exchange Act (the "Exchange Act"), since January 1, 2000 (collectively, the "SEC Filings"). The SEC Filings comply in all material respects with the requirements of the Exchange Act, and as of their respective filing dates, no SEC Filing contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         5.6 COMPLIANCE WITH LAWS. Purchaser and Parent have each complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by Purchaser or Parent of any federal, state or local law or regulation that could affect the property or business of Purchaser or Parent. Purchaser and Parent each possess all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now conducted.

         5.7 FINDER'S FEE. Neither Purchaser nor Parent has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         5.8 LITIGATION. There are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of Purchaser or Parent threatened, against or affecting, or that could affect, Purchaser or Parent or the business of Purchaser or Parent. Neither Purchaser nor Parent is
(a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Purchaser or Parent or to their business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree. Neither Purchaser nor Parent know of any basis for any such action, proceeding or investigation.

         5.9 ACCURACY OF INFORMATION FURNISHED. All information furnished to Seller by Purchaser or Parent hereby or in connection with the transactions contemplated hereby is true, correct and complete in all respects. Such information states all facts required to be stated therein or



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necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

         6.1 SELLER'S CONDITIONS TO CLOSING. Except as may be waived in writing by Seller, the obligations of Seller hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser and Parent contained herein shall be true and correct in all respects as of the Closing Date; and Purchaser shall have delivered to Seller a certificate of the President of each of Purchaser and Parent, dated as of the Closing Date, to the foregoing effect;

               (b) PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby;

               (c) OFFERING. The Offering shall have been consummated by Parent; and

               (d) STOCK PURCHASE AGREEMENT. The closing of the transactions contemplated by that certain Stock Purchase Agreement, dated as of the date hereof, by and among Purchaser, Parent DIRT Motorsports, Inc., and Glenn Donnelly (the "DIRT Purchase Agreement") shall have occurred.

         6.2 PARENT'S CONDITIONS TO CLOSING. Except as may be waived in writing by Parent, the obligations of Purchaser and Parent hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained herein shall be true and correct in all respects as of the Closing Date; and Seller shall have delivered to Purchaser and Parent a certificate, dated as of the Closing Date, to the foregoing effect;

               (b) PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby;

               (c) INSPECTIONS. Purchaser shall have approved all inspections and inquiries provided for in Article III hereof;

               (d) CONSENTS. Purchaser shall have received all approvals, consents and waivers from third parties which, in the view of Purchaser's counsel are necessary or desirable to be obtained prior the consummation of the transactions contemplated herein;

               (e) OFFERING. The Offering shall have been consummated by Public Company; and

               (f) STOCK PURCHASE AGREEMENT. The closing of the transactions contemplated by the DIRT Purchase Agreement shall have occurred.

                                  ARTICLE VII
                                     CLOSING

         7.1 TIME AND PLACE OF CLOSING. Provided that all of the conditions of this Contract shall have been satisfied on or prior to the Closing Date (herein so called), the closing of the transactions contemplated herein (the "Closing") shall take place at mutually agreeable site in Cayuga County, New York at 10:00 a.m. local time on that date on which all of the conditions precedent to Closing shall have been satisfied or waived or such other date as may be mutually agreed in writing by the parties hereto; provided that the date may not be later than October 31, 2004.

         7.2 EXPENSES. Seller shall pay the cost of all environmental site assessments (including the "Phase I" environmental site assessment provided for in Section 3.1(f) above), tax certificates, the Survey, its own attorney's fees, the fees of Purchaser described in Section 2.1(b) above, and its share of the prorations as set forth in Section 7.3 hereof. Purchaser shall pay its proportionate share of the prorations as set forth in Section 7.3 hereof, the fees of Seller described in Section 2.1(b) above, and its own attorney's fees. Except as otherwise provided in this Section, all other expenses hereunder shall be paid by the party incurring such expenses.

         7.3 PRORATIONS. Real property ad valorem taxes, and utility charges, if any, shall be prorated to the Closing, based upon actual days involved. Seller shall be responsible for all ad valorem taxes for any period prior to the Closing. All charges pursuant to any utility charges shall be determined as of the day prior to the Closing Date and paid by Seller. To the extent that the actual amounts of such charges, expenses, and income referred to in this Section are unavailable at the Closing Date, the closing statements shall be based upon estimated amounts, and a readjustment of these items shall be made within thirty
(30) days after the Closing. Seller shall bear all expenses for the Closing Date. In connection with the proration of real property ad valorem taxes, if actual tax figures for the year of Closing are not available at the Closing Date, an estimated proration of taxes shall be made using tax figures from the preceding year; however, when actual taxes for the year of Closing are available, a corrected proration of taxes shall be made. If such taxes for the year of Closing increase over those for the preceding year, Seller shall pay to Purchaser a pro-rata portion of such increase, computed to the Closing Date, and conversely, if such taxes for the year of Closing decrease from those of the preceding year, Purchaser shall pay to Seller a pro rata portion of such decrease, computed to the Closing Date, any such payment to be made within ten
(10) days after notification by either party that such adjustment is necessary. Seller shall, on or before the Closing Date, furnish to Purchaser and the Title Company all information necessary to compute the prorations provided for in this Section. Except for the prorations between Purchaser and Seller as hereinabove provided, the payment of any and all assessments, special assessments, charges, levies, or taxes against the Property, shall be the sole responsibility of and shall be paid by Seller if due and payable prior to the Closing Date and shall be the sole responsibility of and shall be paid by Purchaser if due and payable on or after the Closing Date, provided, however, that Seller shall be responsible for and shall pay subsequent assessments for ad valorem taxes for years prior to the year of Closing due to change in land usage or in ownership of the Property and that in the event of a breach by Seller of any of Seller's representations or warranties contained in Section 6.1 hereof, Seller shall be solely responsible for and shall pay any and all assessments, special assessments, charges, levies, or taxes against the Property due and payable after the Closing Date to which the Property was subject or which Seller knew were contemplated prior to the Closing Date.

         7.4 DELIVERIES AT CLOSING. At the Closing:

               (a) Seller shall deliver to Purchaser the following:

                  (i) a General Warranty Deed in form and substance reasonably acceptable to Purchaser, duly executed and acknowledged by Seller, conveying to Purchaser the Property in indefeasible fee simple, free and clear of any lien, encumbrance or exception other than the Permitted Exceptions;

                  (ii) a standard form Owner Policy of Title Insurance issued by the Title Company conforming to the requirements of Article II above, insuring Purchaser's title in the amount of the Purchase Price or such greater amount as specified by Purchaser and containing no exceptions other than the Permitted Exceptions;

                  (iii) ad valorem tax statements for the Property for the calendar year of the Closing, if available and if not previously presented;

                  (iv)     possession of the Property;

                  (v)      a Closing Certificate as required by Section 6.2(a);

                  (vi) such other evidence of the authority and capacity of Seller as Purchaser and/or the Title Company may reasonably require;

                  (vii) an affidavit in form and substance acceptable to Purchaser and in compliance with federal tax laws including, without limitation, the Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, as amended, which shall, among other things, set forth under penalty of perjury Seller's taxpayer identification number, a description of the Property, and the statement made under the penalty of perjury that Seller is not a "foreign person" (as defined in the aforementioned federal tax laws); and

                  (viii) any other documentation reasonably required by the Title Company in connection with the Closing.

               (b) Purchaser and Parent shall deliver or cause to be delivered to Seller the following:

                  (i) the Cash Consideration and certificates representing the Equity Consideration required pursuant to Article I hereof;

                  (ii) a copy of a resolution of the boards of directors of each of Purchaser and Parent, certified under oath by the respective corporate secretaries of Purchaser and Parent as being a true copy of minutes evidencing then currently effective action by such board, reflecting, in form and substance satisfactory to Seller and its counsel, the authorization of the transactions herein by Purchaser and Parent and the authority of the officer or officers of Purchaser and Parent to execute and deliver this Contract and the documents provided for hereunder; and

                  (iii) any other documentation reasonably required by the Title Company in connection with the Closing.

         Notwithstanding the foregoing provisions of this Section 7.4(b), if Seller is a "foreign person" (as defined in the federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, as amended, and applicable Treasury Regulations pertaining thereto) or if Seller fails to deliver the affidavit required in subsection 7.4(a)(vii) hereof, then in either such event, although the full consideration required pursuant to Article II shall be due by Purchaser and Parent at Closing, the funding to Seller at the Closing shall be adjusted to the extent required to comply with the aforementioned federal tax laws and the amount so withheld shall be retained by the Purchaser for delivery to the Internal Revenue Service (together with the appropriate forwarding forms prescribed by the aforementioned federal tax laws).

                                  ARTICLE VIII
                       INTERIM RESPONSIBILITIES OF SELLER

         Seller agrees that during the period between the Effective Date and the Closing Date:

               (a) Seller will enter into no agreement with respect to the leasing, use, operation or maintenance of any portion of the Property, without the prior written consent of Purchaser;

               (b) Seller shall not solicit or participate in negotiations with any third party with respect to the sale of the Property or any transaction inconsistent with those contemplated hereby;

               (c) subject to the prorations prescribed in Section 7.3 hereof, Seller will cause to be paid any and all costs and expenses of operation and maintenance of the Property incurred or attributable to a period prior to the Closing, and Seller agrees to indemnify and hold Purchaser harmless from all such costs and expenses; and

               (d) Seller will not further encumber or permit encumbrance of the Property in any manner.

                                   ARTICLE IX
                 LIMITATION ON TRANSFER OF PUBLIC COMPANY STOCK

         9.1 RESTRICTION ON TRANSFER. The Shares will not be registered under the Securities Act on the Closing Date and may not be transferred, sold or otherwise disposed of by Seller except pursuant to an effective registration statement under the Securities Act or in accordance with an exemption from the registration requirements of the Securities Act.

         9.2 RESTRICTIVE LEGEND. Each certificate representing the Shares shall bear the following legend:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND ALSO MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER WITHOUT COMPLIANCE WITH THE APPLICABLE SECURITIES AND EXCHANGE COMMISSION RULES AND REGULATIONS.

         9.3 REGISTRATION RIGHTS; LOCK-UP AGREEMENTS. Parent agrees that if Parent undertakes to register under the Securities Act any shares of Parent Stock owned by Les Wulf, Paul Kruger, Jesse Shelmire or Bobby Hartslief, or any of their affiliates (collectively, the "Parent Shareholders"), Parent will register the Shares then owned by Seller. Seller agrees that if in connection with any public or private offering by Parent, the Parent Shareholders are required by the underwriter and/or investment banker in such offering to "lock-up" (i.e., not sell for a period of time) any shares of Parent Stock, then Seller shall similarly "lock-up" the Shares.

                                   ARTICLE X
                        TERMINATION, DEFAULT AND REMEDIES

         10.1 PERMITTED TERMINATION. If this Contract is terminated by either party pursuant to a right expressly given it to do so hereunder (herein referred to as a "Permitted Termination"), except for a termination by Seller because of the default of Purchaser or Parent, Purchaser shall pay to Seller $50,000, and this Contract shall thereafter be null and void and neither party shall have any further rights or obligations hereunder.

         10.2 DEFAULT BY SELLER. Seller shall be in default hereunder upon the occurrence of any one or more of the following events:

               (a) any of Seller's warranties or representations set forth herein are untrue or inaccurate in any material respect; or

               (b) Seller shall fail to meet, comply with or perform any covenant, agreement, or obligation on its part required, within the time limits and in the manner required in this Contract, for any reason other than a Permitted Termination.

         In the event of a default by Seller hereunder, Purchaser and/or Parent may, at their respective options, do any of the following:

                  (i) terminate this Contract by written notice delivered to Seller at or prior to the Closing;

                  (ii) enforce specific performance of this Contract against Seller; and

                  (iii) in addition to and not to the exclusion of the remedies in subparagraphs (i) and (ii) immediately above, bring an action against Seller for damages.

         10.3 DEFAULT BY PURCHASER AND PARENT. Purchaser and Parent shall be in default hereunder if Purchaser and Parent shall fail to deliver at the Closing any of the items required of Purchaser and/or Parent in Section 7.4(b) hereof, for any reason other than a default by Seller hereunder or a Permitted Termination. In the event of a default by Purchaser or Parent hereunder, Seller may, at Seller's option, do any of the following:

                  (i) terminate this Contract by written notice delivered to Purchaser and Parent at or prior to the Closing, in which event Purchaser shall pay Seller $50,000 as liquidated damages and this Contract shall be null and void and of no further force or effect; and

                  (ii) enforce specific performance of this Contract against Purchaser and Parent.

         10.4 ATTORNEY'S FEES. If it shall be necessary for either Purchaser, Parent or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, the defaulting party shall reimburse the non-defaulting party for reasonable attorney's fees.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 RISK OF LOSS. Seller shall bear the risk of all loss or damage to the Property or any portion thereof, from any and all causes whatsoever until acceptance by Purchaser of delivery of Seller's deed at the Closing.

         11.2 CONDEMNATION. From the Effective Date through the Closing Date, Seller agrees to give Purchaser and Parent prompt notice of any actual or proposed taking or condemnation of all or any portion of the Property.

               (a) If prior to the Closing there shall occur the actual or proposed taking or condemnation of all or any portion of the Property as would, in Purchaser's sole discretion, materially interfere with Purchaser's intended use thereof, then in any such event, Purchaser may at its option terminate this Contract by notice to Seller within ten (10) days after Purchaser has received the notice referred to above or at the Closing, whichever is earlier. If Purchaser does not elect to terminate this Contract, then the Closing shall take place as provided herein and there shall be assigned to Purchaser at the Closing condemnation awards which may be payable to Seller on account of such event.

               (b) If prior to the Closing there shall occur the actual or proposed taking or condemnation of a portion of the Property which in Purchaser's sole discretion would not materially interfere with the use thereof, then, in any such event, Purchaser shall have no right to terminate its obligations under this Contract, but there shall be assigned to Purchaser at Closing condemnation awards which may be payable to Seller on account of such event.

         11.3 BROKERAGE COMMISSION. Seller agrees to indemnify and hold Purchaser and Parent harmless from any loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys' fees) paid or incurred by Purchaser or Parent by reason of any claim to any broker's, finder's or other fee in connection with this transaction by any party claiming by, through or under Seller (including, without limitation, the commission payable to Jumpstart LLC disclosed in Section 4.7 above). Purchaser and Parent each agree to indemnify Seller and hold Seller harmless from any loss, liability, damage, cost or expense (including, without limitation, reasonable attorney's fees) paid or incurred by Seller by reason of any claim to any broker's, finder's or other fee in connection with this transaction by any party claiming by, through or under Purchaser or Parent. Purchaser and Parent acknowledge that at the time of the execution of this Contract, they have been advised by this writing that they should have an abstract covering the Property examined by an attorney of their own selection or should be furnished with or obtain a policy of title insurance.

         11.4 NO ASSUMPTION OF SELLER'S LIABILITIES. Purchaser is acquiring only the Property from Seller and is not the successor of Seller. Neither Purchaser nor Parent assumes or agrees to pay, or indemnify Seller or any other person or entity against, any liability, obligation or expense of Seller or relating to the Property in any way except only to the extent, if any, herein expressly and specifically provided.

         11.5 NOTICES. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be deemed to be delivered when actually received, or, if earlier and regardless of whether actually received (except where receipt is specified in this Contract), upon the later of (i) facsimile transmission to the addressee at the telecopier number set forth below or (ii) deposit in a regularly maintained receptacle for the United States mail, registered or certified, postage fully prepaid, addressed to the addressee at its address set forth below, or at such other address or telecopier number as such party may have specified theretofore by notice delivered in accordance with this Section and actually received by the addressee:

             If to Seller:               Mr. Glenn Donnelly
                                         1 Speedway Drive
                                         Westport, New York  13166
                                         Facsimile: (315) 834-9734

             With a copy to:             Andrew S. Fusco, Esq.
                                         52 South Street
                                         Auburn, New York  13021
                                         Facsimile: (315) 253-5565

             If to Purchaser or Parent:  c/o Boundless Motor Sports Racing, Inc.
                                         1801 Gateway Blvd, Suite 105
                                         Richardson, Texas  75080
                                         Attention: Les Wulf, President
                                         Facsimile: (972) 470-9211


             With a copy to:             Jackson Walker L.L.P.
                                         2435 N. Central Expressway, Suite 600
                                         Richardson, Texas  75080
                                         Attention: Richard F. Dahlson
                                         Facsimile: (972) 744-2909


         11.6 GOVERNING LAW. The laws of the State of Texas shall govern the validity, enforcement and interpretation of this Contract.

         11.7 INTEGRATION; MODIFICATION; WAIVER. This Contract constitutes the complete and final expression of the agreement of the parties relating to the Property, and supersedes all previous contracts, agreements, and understandings of the parties, either oral or written, relating to the Property. This Contract cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Contract) executed by the party against whom enforcement of the modification or waiver is sought.

         11.8 HEADINGS; CONSTRUCTION. The headings which have been used throughout this Contract have been inserted for convenience of reference only and do not constitute matter to be construed in interpreting this Contract. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday.

         11.9 INVALID PROVISIONS. If any one or more of the provisions of this Contract, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Contract and all other applications of any such provision shall not be affected thereby.

         11.10 BINDING EFFECT. This Contract shall be binding upon and inure to the benefit of Seller, Parent and Purchaser, and their respective heirs, personal representatives, successors and assigns. Seller may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Parent. Purchaser may assign this Agreement to any of its affiliates, and upon acceptance of any such assignment by the assignee and the assumption of Purchaser's obligations hereunder, Purchaser shall be relieved of all duties and obligations hereunder. Except as expressly provided herein, nothing in this Contract is intended to confer on any person, other than the parties hereto and their respective heirs, personal representatives, successors and assigns, any rights or remedies under or by reason of this Contract.

         11.11 FURTHER ACTS. In addition to the acts recited in this Contract to be performed by the parties hereto, each party hereto agrees to perform or cause to be performed at the Closing or after the Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.

         11.12 EXHIBITS. All references to Exhibits contained herein are references to Exhibits attached hereto, all of which are made a part hereof for all purposes the same as if set forth herein verbatim, it being expressly understood that if any Exhibit attached hereto which is to be executed and delivered at Closing contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained herein and as contemplated herein prior to or at the time of execution and delivery thereof.

         11.13 COUNTERPART EXECUTION. This Contract may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

         EXECUTED as of the date first above written.

                              SELLER:


                              -------------------------------------------------
                                     Glenn Donnelly


                              PARENT:

                              BOUNDLESS MOTOR SPORTS
                              RACING, INC.


                              By:
                                 ----------------------------------------------

                              Name (Print):
                                           ------------------------------------

                              Title:
                                    -------------------------------------------

                              PURCHASER:

                              BOUNDLESS TRACK OPERATIONS, INC.


                              By:
                                 ----------------------------------------------

                              Name (Print):
                                           ------------------------------------

                              Title:
                                    -------------------------------------------

                                    EXHIBIT A

                            REAL PROPERTY DESCRIPTION

                                    EXHIBIT B

                          PERSONAL PROPERTY DESCRIPTION




                                      B-1